[EXHIBIT 10.1]

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of the 24th day of June, 2003, at Brooklyn, New York, by and between Henry Doiban ("Doiban") and Lorcom Technologies, Inc. ("Lorcom" or the "Company"), a Delaware corporation.

                                    RECITALS

         WHEREAS, Doiban is an experienced executive in the construction technology industry as evidenced by Doiban's resume appended hereto and incorporated herein by reference; and

         WHEREAS, Lorcom desires to employ an experienced executive in the wireless communications industry as the Company's Chief Executive Officer.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Doiban and Lorcom agree as follows:

1. EMPLOYMENT. Conditioned upon all of the recitals being true and correct, Lorcom will employ Doiban and Doiban accepts employment from Lorcom upon the terms and conditions contained in this Agreement.

2. TERM. Lorcom will employ Doiban for twenty-four (24) months beginning July 1, 2003, and ending on June 30, 2005. Not less than one hundred and twenty
     (120) days prior to the expiration of this Agreement, Doiban shall contact the Company to discuss whether this Agreement will be modified and/or extended.

3. DUTIES. Doiban is engaged as Chief Executive Officer of the Company. Doiban will report to the Board of Directors of the Company. His duties include the following:

     3.1 exercise management responsibility over all business and operational activities of Lorcom and ensure the administration of applicable fiscal and personnel policies; and

     3.2 direct and coordinate all business and operational activities of all Lorcom divisions inclusive of monitoring overall compliance with applicable policies and procedures to ensure required proprietary and consistency of actions; and

     3.3 confer with the Board of Directors and appropriate government representatives to analyze and recommend priorities and goals for wireless communications and development needs; and




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     3.4  determine fiscal requirements for each of the current divisions as well as any future divisions; review proposed budgets for accuracy in conjunction with the Company's controller, accountants and auditors; monitor, verify and approve expenditure of budgeted funds in conjunction with the Company's controller, accountants and auditors; and

     3.5 interpret and administer policies pertaining to the hiring and placement of employees; direct the preparation of reports reflecting business and personnel activities; and

     3.6 direct the purchasing of services, equipment and materials; administer a program of property management and accountability; and

     3.7 plan and schedule work for the Company's divisions ensuring proper distribution of assignments and adequate staffing, space and facilities for subsequent performance of duties; and

     3.8 plan and conduct meetings with management subordinates to ensure compliance with established practices, to implement new policies, and to keep employees aware of changes and current standards; and

     3.9  perform other related duties incidental to the work described herein.

4. COMPENSATION. Lorcom will pay to Doiban compensation as follows:

     4.1 BASE COMPENSATION. Lorcom will pay to Doiban an initial base salary of One Hundred Four Thousand Dollars ($104,000.00) less legal withholdings, in accordance with company payroll policy.

     4.2 BONUS. The Company has no guaranty of a yearly bonus. The Board of Directors, in their sole discretion, shall determine the appropriateness and amount of any bonus to be paid to Doiban.

     4.3 ANTI-DILUTION OF SECURITIES. Lorcom acknowledges that at the time of execution of this Agreement, Doiban is the owner of approximately fifty-three percent (53%) of the issued and outstanding common shares of the Company. During the term of this Agreement and any subsequent employment agreement between the Company and Doiban, Doiban shall be entitled to purchase shares sufficient to maintain percentage ownership in the Company of not less than fifty-one percent (51%) of the issued and outstanding shares on a fully diluted basis. Doiban shall be entitled to purchase shares sufficient to maintain his percentage ownership as set forth above at a share price to be determined by the Board of Directors, but in no event shall the share price be greater than the lowest price per share paid by any shareholder during the term of this Agreement. However, in the event the Company becomes a public entity, then this anti-dilution provision shall be null and void.



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     4.4  In addition to payment of the fees described above, Lorcom shall reimburse Doiban for such reasonable out-of-pocket expenses (such as travel expenses) incurred directly in connection with the performance of the services hereunder.

5. EXTENT OF SERVICES. Doiban will devote all of his time, attention, and energies into the business of Lorcom, and shall not, during the term of this Agreement, and successive terms of this Agreement, if applicable, be engaged in any conflicting business or activity without the prior written consent of the Lorcom Board of Directors. For purposes of this Agreement, the term "conflicting business" shall be defined as any business which directly competes with the business of Lorcom.

6. DOIBAN PERFORMANCE REVIEW. Within thirty (30) days after the expiration of the first six (6) months of this Agreement, the Company's Board of Directors will review Doiban's performance and provide Doiban with an opportunity to discuss the review with a representative of the Board. Doiban may waive this provision in his sole discretion.

7.       TRADE SECRETS/NON-COMPETITION.

     7.1  TRADE SECRETS.

          7.1.1 It is the express intent of the parties of this Agreement that any and all such information exchanged between the parties is to be considered as confidential and proprietary information and shall not be used or be disclosed to any person or entity without the express written permission of the party providing such information (the "furnishing party") or as otherwise provided herein. For purposes of this Agreement, the term "Information" shall mean all written information, which we deem to be confidential and proprietary to us, relating to our Products (including, but not limited to, data, know-how, technical and non-technical materials, and product samples and specifications) which we shall deliver to you pursuant to this Agreement and which shall be in writing with the cover pages stamped "Confidential".

          7.1.2 Doiban promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with Lorcom and/or its related business entities. As used herein "trade secret" means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of Lorcom' s business and which provides Lorcom an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or suppliers, business development plans or activities, or Lorcom financial information. However, "trade secret" shall not include information that is known to the public generally or is obtained through sources outside Lorcom.



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          7.1.3     During the term of this Agreement and for a period of
                    twenty-four (24) months from the expiration or termination of this Agreement, and provided that Lorcom does not terminate this Agreement without cause prior to the expiration of the initial six (6) months of this Agreement, Doiban agrees to refrain from engaging in a business which directly competes with the business of Lorcom, whether as a partner, consultant, owner, director, officer or employee, from soliciting current or former contacts of Lorcom worldwide, from soliciting existing contacts of Lorcom wherever located, and from disclosing customer lists, trade secrets and other confidential information.

          7.1.4 For a period of twenty-four (24) months from the expiration or termination of this Agreement, Doiban promises and agrees that he will not, without the express written consent of the Lorcom Board of Directors, which consent will not be unreasonably withheld, directly or indirectly employ, or directly or indirectly solicit to employ as a consultant or employee, any person who is exclusively employed as a consultant or employee of Lorcom as of July 1, 2003, or any person who was an employee or consultant of Lorcom during the six (6) months preceding July 1, 2003.

          7.1.5 Doiban understands that Lorcom is subject to the Foreign Corrupt Practices Act as enacted in the United States which prohibits any U.S. company from offering monetary or other incentives to procure contracts to individuals, entities, or government employees to which the individuals, entities, or government employees would otherwise have no entitlement. In recognition of this prohibition, Doiban promises to refrain from any activity which would violate this prohibition or give the appearance of a violation. Further, Doiban agrees to indemnify and hold Lorcom harmless from any claims or damages resulting from an act or omission attributable to Doiban which would result in damages being imputed to, or assessed against Lorcom.

     7.2 INJUNCTIVE RELIEF. In recognition of the possibility that any violation of this provision by Doiban may cause irreparable or indeterminate damage of injury to Lorcom, Doiban expressly stipulates and agrees that Lorcom shall be entitled, upon five (5) business days written notice to Doiban, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this provision. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies Lorcom may have for damages.

8. NEW TECHNOLOGIES, PROCESS, ETC. Doiban agrees to promptly disclose to the Company any inventions, technologies, processes or discoveries by Doiban of any kind and nature whatsoever which he makes, discovers, or devises as a result of, or in connection with, this employment by the Company which inventions, technologies, processes or discoveries are









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         reasonably related to the business of the Company. Doiban shall assign and transfer all of his right, title and interest in and to any such inventions, technologies, processes or discoveries to the Company. Further, Doiban agrees to execute any and all documents reasonably requested by the Company to obtain patents or otherwise protect the proprietary nature of the inventions, technologies, processes or discoveries.

9.       TERMINATION AND SEVERANCE.

     9.1  TERMINATION EVENTS.

          9.1.1 This Agreement shall terminate automatically in the event of Doiban's death, permanent disability or Doiban's conviction of a felony. As used in this Agreement "permanent disability" shall mean Doiban's inability to perform services hereunder for a period of four (4) consecutive months or for six (6) months in any twelve consecutive twelve (12) month period.

          9.1.2 This Agreement shall terminate upon written notice from Lorcom to Doiban in the event of (a) Doiban's failure or refusal to perform reasonable directives of Lorcom when such directives are consistent with the scope and nature of Doiban's duties and responsibilities hereunder; or (b) any gross or willful misconduct of Doiban resulting in loss to Lorcom; or (c) Doiban's conviction of a felony.

          9.1.3     Lorcom or Doiban may terminate this Agreement upon ninety
                    (90) days written notice to the other.

                     Upon termination, Doiban shall return to the Company all material related to Lorcom's operations.

         9.2      SEVERANCE PAY UPON TERMINATION

          9.2.1 Upon termination pursuant to Doiban's death or permanent disability, Doiban will be entitled to receive all compensation and benefits through the date of termination.

          9.2.2 In the event of termination resulting from a felony conviction pertaining to Doiban's employment, Doiban will only be entitled to receive his base salary through the date of termination.

          9.2.3 If Doiban gives notice to terminate this Agreement within the first six (6) months, then Doiban will only be entitled to receive his base compensation through the date of termination. If Doiban terminates this Agreement after the first six (6) months, then Doiban will be entitled to receive his base salary through the date of termination and any securities prorated through the date of termination.





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          9.2.4     If Doiban is terminated by Lorcom within the first six (6)
                    months, he shall receive all compensation and benefits through the first six (6) months. If Doiban is terminated in the second six (6) months, he shall receive all compensation and benefits through one (1) month following termination. If Doiban is terminated anytime following the second six (6) months, he shall receive all compensation and benefits through three (3) months following termination.

10. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings (including any prior employment agreement) and representations, if any, made between such parties.

11. AMENDMENTS. This Agreement shall not be altered, amended or modified unless it be in writing and signed by all parties to this Agreement.

12. ASSIGNMENTS. Neither the Company nor Doiban may assign or transfer this Agreement or any obligation under this Agreement without the prior written approval of the other.

13. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

14. SEVERABI1ITY. If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of such provision shall not be invalidated and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

15. NOTICES. All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:



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         If to Doiban:              Henry Doiban
                                    35 Seacoast Terrace, Apt. 14C
                                    Brooklyn, NY 11235

         If to the Company:         Lorcom Technologies, Inc.
                                    8517 4th Avenue, 2nd Fl.
                                    Brooklyn, New York 11209

         With a copy to:            David A. Carter, Esq.
                                    David A. Carter, P.A.
                                    2300 Glades Road
                                    Suite 210, West Tower
                                    Boca Raton, Florida 33431

     Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

16. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Kings County, New York. Regardless of any location of such occurrences, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York in Kings County or the Federal District Court of the United States, Southern District of New York; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding;
     (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in State of New York.

17. ATTORNEYS FEES: The parties covenant and agree that if a default or disagreement occurs pursuant to or concerning this Agreement which necessitates legal proceedings, the prevailing party shall be entitled to recover reasonable costs and attorneys fees, inclusive of appellate and bankruptcy proceedings.

18. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to principles of conflicts of laws.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

20. OTHER OBLIGATIONS OF THE COMPANY. The Company will add Doiban to the Company's Director and Officer's Liability Policy, said coverage to commence and continue during Doiban's term of employment with the Company.






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IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of
June, 2003.


                                               LORCOM TECHNOLOGIES, INC.

                                               /S/ VADIM KHASELEV
                                               ------------------
                                               Its: Vice President of Operations


                                               Employee:

                                               /S/ HENRY DOIBAN
                                               ------------------
                                               Henry Doiban




















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